              --------------------------------------------------

                           STOCK PURCHASE AGREEMENT


                                     among


                   INTEGRATED SYSTEMS CONSULTING GROUP, INC.


                                      and


                                NITIN MALHOTRA
                               MICHAEL SPITALNEY
                                DOUGLAS STINSON
                                 REED WELLMAN
                                      and
                               ROBERT A. WENGER

              ---------------------------------------------------








                               -----------------

                               February 27, 1998

                               -----------------

                               TABLE OF CONTENTS



1. PURCHASE AND SALE OF STOCK.................................................1

   1.1. Purchase and Sale of Shares at the Closing............................1


2. PURCHASE PRICE.............................................................2

   2.1. Purchase Price........................................................2

   2.2. Payment of Cash.......................................................2

   2.3. Adjustment of Purchase Price..........................................2

   2.4. Escrow Fund...........................................................4

   2.5. Escrow Agent; Duties and Responsibilities.............................5


3. CONTINGENT PURCHASE PRICE..................................................5

   3.1. Definitions...........................................................5

   3.2. Contingent Purchase Price.............................................6

   3.3. Payment of Contingent Payments........................................6

   3.4. Nature of Consideration...............................................7

   3.5. Wire Transfers........................................................7


4. CLOSING....................................................................7

   4.1. Closing...............................................................7

   4.2. Action by Sellers.....................................................8

   4.3. Action by Purchaser...................................................8


5. REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLERS.......................8

   5.1. Ownership of the Shares...............................................8

   5.2. Organization and Qualification of the Company.........................9

   5.3. Capitalization........................................................9

   5.4. No Subsidiaries.......................................................9

   5.5. Validity of Contemplated Transaction.................................10

   5.6. Approvals and Consents...............................................10

   5.7. Financial Statements.................................................10

   5.8. No Undisclosed Liabilities...........................................10

   5.9. No Material Changes..................................................11

   5.10. Tax Matters.........................................................13

   5.11. Permits and Licenses................................................15

   5.12. Compliance with Laws and Regulations................................15

   5.13. Environmental Matters...............................................15

   5.14. Real Property.......................................................15

   5.15. Marketable Title to Assets..........................................15

   5.16. Accounts Receivable.................................................16

   5.17. Material Contracts..................................................16

   5.18. Litigation..........................................................17

   5.19. Insurance...........................................................17

   5.20. Compensation........................................................17

   5.21. Banking Arrangements................................................17

   5.22. Patents, Trademarks, Licenses.......................................18

   5.23. Intangible Assets...................................................18

   5.24. Absence of Creditors' Arrangements and Bankruptcies.................18

   5.25. Employee Benefit Plans..............................................18

   5.26. Labor Contracts and Relations.......................................20

   5.27. Minute Books, Stock Records, Officers, Directors....................20

   5.28. Interest in Competitors and Others..................................20

   5.29. No Change in Contractual Relations..................................20

   5.30. Brokers.............................................................21

   5.31. Disclosure..........................................................21

   5.32. Access, Information and Documents...................................21


6. REPRESENTATIONS, WARRANTIES AND COVENANTS OF PURCHASER....................21

   6.1. Organization.........................................................21

   6.2. Corporate Action.....................................................21

   6.3. Validity of Contemplated Transaction.................................21

   6.4. Approvals and Consents...............................................22

   6.5. Brokers..............................................................22

   6.6. Litigation...........................................................22

   6.7. Disclosure...........................................................22


7. CONDUCT OF BUSINESS AND AFFAIRS OF THE COMPANY PENDING CLOSING............23

   7.1. Ordinary Course......................................................23

   7.2. Preserve Business and Organization...................................23

   7.3. Charter and Bylaws...................................................23

   7.4. Capitalization.......................................................23

   7.5. Dividends............................................................23

   7.6. Transfer of Assets...................................................23

   7.7. Payment of Liabilities...............................................24

   7.8. Liens................................................................24

   7.9. Employee Benefits....................................................24

   7.10. Compensation........................................................24

   7.11. Capital Expenditures and Dispositions...............................24

   7.12. Banking Arrangements................................................24

   7.13. Waiver or Termination...............................................24

   7.14. Default.............................................................24

   7.15. Compliance with Laws................................................25

   7.16. Fees and Expenses...................................................25

   7.17. Representations, Warranties and Covenants...........................25

   7.18. Commitments.........................................................25

   7.19. Disclosure and Discussions..........................................25


8. CERTAIN COVENANTS PENDING CLOSING.........................................25

   8.1. Reasonable Efforts...................................................26

   8.2. Expenses and Taxes...................................................26


9. CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER..........................26

   9.1. Performance of Agreements............................................26

   9.2. Representations and Warranties.......................................26

   9.3. Good Standing Certificates...........................................27

   9.4. No Material Adverse Change...........................................27

   9.5. No Adverse Legal Proceedings.........................................27

   9.6. Opinion of Sellers' Counsel..........................................27

   9.7. Opinion of Purchaser's Counsel.......................................27

   9.8. Personnel Matters....................................................27

   9.9. Consents and Approvals...............................................28

   9.10. Escrow Agreement....................................................28


10. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS...........................28

   10.1. Performance of Agreements...........................................28

   10.2. Representations and Warranties of Purchaser.........................28

   10.3. Good Standing Certificate...........................................28

   10.4. Opinion of Counsel to Purchaser.....................................29

   10.5. No Adverse Proceedings..............................................29

   10.6. Employment Agreement................................................29

   10.7. Escrow Agreement....................................................29

11. INDEMNIFICATION..........................................................29

   11.1. Indemnification by Sellers..........................................29

   11.2. Indemnification by Purchaser........................................30

   11.3. Notice..............................................................30

   11.4. Purchaser's Right of Set-Off........................................31


12. CERTAIN UNDERTAKINGS BY SELLERS..........................................31

   12.1. Changes in Directors and Officers...................................31

   12.2. Non-Competition.....................................................31

   12.3. Nondisclosure.......................................................33

   12.4. Employment..........................................................33


13. SELLERS' AGENTS..........................................................33

   13.1. Appointment of Agent................................................33

   13.2. Appointment Irrevocable.............................................34

   13.3. Appointment Binding on Sellers' Successors and Heirs................35


14. DEFAULT BY A SELLER......................................................35

   14.1. Default by a Seller.................................................35


15. NATURE AND SURVIVAL OF REPRESENTATIONS...................................35


16. CONDUCT OF PARTIES AFTER CLOSING.........................................36


17. TERMINATION OF AGREEMENT.................................................36

   17.1. Termination.........................................................36

   17.2. Consequence of Termination..........................................36


18. MISCELLANEOUS............................................................36

   18.1. Schedules...........................................................36

   18.2. Tax Consequences....................................................37

   18.3. Notice..............................................................37

   18.4. Amendments..........................................................38

   18.5. Assignment..........................................................38

   18.6. Headings............................................................38

   18.7. Severability........................................................38

   18.8. Entire Agreement....................................................38

   18.9. Time................................................................39

   18.10. Parties in Interest................................................39

   18.11. Applicable Law.....................................................39

   18.12. Additional Acts....................................................39

   18.13. Counterpart Executions.............................................39

                                   SCHEDULES
                           REFERRED TO IN AGREEMENT

    Principal
Section Reference                            Title

   5.2......................Schedule of Charter Documents (Certified Copies of
                            Articles of Incorporation and bylaws of the Company)
   5.2......................Schedule of Corporate Organization
   5.6, 9.9.................Schedule of Required Approvals and Consents
   5.7......................Schedule of Financial Statements
   5.11.....................Schedule of Permits
   5.14.....................Schedule of Real Property
   5.15.....................Schedule of Mortgages, Liens and Other Encumbrances
   5.15.....................Schedule of Properties and Assets
   5.17.....................Schedule of Material Contracts (Copies of Material
                            Contracts)
   5.19.....................Schedule of Insurance
   5.20.....................Schedule of Compensation
   5.21.....................Schedule of Banking Arrangements
   5.22, 5.23...............Schedule of Intellectual Property
   5.25.....................Schedule of Employee Plans
   5.27.....................Schedule of Officers and Directors
   9.6, 9.8, 9.10, 10.4.....Schedule of Ancillary Documents

                           STOCK PURCHASE AGREEMENT


                  THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made this 27th day of February, 1998 by and among Integrated Systems Consulting Group, Inc., a Pennsylvania corporation (the "Purchaser") and Reed Wellman ("Wellman"), Nitin Malhotra ("Malhotra"), Douglas J. Stinson ("Stinson"), Robert A. Wenger ("Wenger") and Michael Spitalney ("Spitalney" and, together with Wellman, Malhotra, Stinson and Wenger, the "Sellers").


                                  BACKGROUND

                  Sellers collectively own all of the issued and outstanding shares of capital stock of the Wavefront Consulting, Inc., a Virginia corporation (the "Company"), consisting of an aggregate of 430 shares of common stock, par value $1.00 per share (the "Shares"), in the respective amounts set forth in the Capitalization Table in Section 1.1 hereof. Sellers desire to sell to Purchaser, and Purchaser desires to purchase from Sellers, all of the Shares in accordance with the terms, conditions and provisions of this Agreement.

                  NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements herein contained, the parties, intending to be legally bound hereby, agree as follows:

                        1. PURCHASE AND SALE OF STOCK

1.1.     Purchase and Sale of Shares at the Closing.

                  Upon the terms and subject to the conditions of this Agreement and in reliance upon the representations and warranties made by each of the Sellers to Purchaser herein, at the Closing (defined in Section 4.1) each of the Sellers shall sell to Purchaser, and Purchaser shall purchase and receive from each of the Sellers, the number of Shares set forth opposite each Seller's name below (the "Capitalization Table"), free and clear of any lien, claim or encumbrance:

                                         Number of            Percentage of
          Name of Seller                  Shares              Total Shares
          --------------                  ------              ------------

          Reed Wellman                     100                    23.25%
          Nitin Malhotra                   100                    23.25%
          Douglas J. Stinson               100                    23.25%
          Robert A. Wenger                 100                    23.25%
          Michael Spitalney                 30                     7.00%

                              2. PURCHASE PRICE


2.1.     Purchase Price.

         2.1.1. As full consideration for all of the Shares purchased by Purchaser pursuant to this Agreement, Purchaser shall (i) pay to Sellers at the Closing (as defined in Section 4.1) $3,650,000 in cash, which shall be payable and deliverable in accordance with Section 2.2, subject to adjustment as provided in Section 2.3 and subject to an escrow hold-back as provided in Section 2.4 (the "Closing Cash"), and (ii) pay to Sellers the additional contingent purchase price, if any, determined and paid as provided in Article 3 (the "Contingent Cash") (the items set forth in subparagraphs (i) and (ii) of this Section 2.1 collectively shall be referred to as the "Purchase Price").

         2.1.2. All consideration delivered by Purchaser hereunder shall be in payment for the shares and shall not be deemed remuneration for any services provided by Sellers as employees of Purchaser after the Closing.

         2.1.3. Purchaser shall pay the cash portions of the Purchase Price by wire transfer to a single account designated by Seller. Sellers will be responsible for disbursement of the cash among themselves.

2.2.     Payment of Cash.

                  The Purchaser will pay the Closing Cash at the Closing by interbank wire transfer to the bank account designated by the Sellers and shall pay the Contingent Cash in accordance with Article 3 by interbank wire transfer to the bank account designated by Sellers.

2.3.     Adjustment of Purchase Price.

         2.3.1. As soon as possible (but in no event more than 60 days) after the Closing, the Sellers will, at their cost, deliver to the Purchaser financial statements of the Company audited and reported upon (with a "clean" opinion) by KPMG Peat Marwick LLP (or such other independent accounting firm of similar stature and acceptable to the Purchaser) (the "Closing Financial Statements"). The firm KPMG Peat Marwick LLP (or such other firm, as the case may be) is referred to herein as the "Auditor." Such financial statements will be prepared (at the Sellers' expense) in accordance with generally accepted accounting principles consistently applied and in accordance with the Purchaser's historical practices and will be in compliance with the accounting and reporting requirements of the U.S. Securities and Exchange Commission. The Closing Financial Statements will be as of the "Effective Date" (defined below) and for the period from January 1, 1998 to the Effective Date and will be in the same format and contain the same components as the "December 31, 1997 Financial Statements" (defined in Section 5.7). The balance sheet included in the Closing Financial Statements is referred to herein as the "Closing Balance Sheet." Along with the Closing Financial Statements, the Seller will deliver an accounts receivable trial balance and aging report as of the Closing Date.

         2.3.2. The "Effective Date" shall be the effective date of the consummation of the purchase and sale of the Shares hereunder, which shall be (i) the same as the Closing Date if the Closing occurs on the last calendar day of a month or
                  (ii) the calendar month-end closest to the Closing Date if the Closing occurs on a day other that a calendar month-end (or such other date as shall be agreed upon by the parties hereto).

         2.3.3. The term "Net Assets" shall mean the amount by which the assets of the Company exceed the Company's liabilities at the Effective Date as reflected on the Closing Financial Statements. The term "Net Income" shall mean the net income of the Company as reflected on the Closing Financial Statements for the period commencing January 1, 1998 through the Effective Date. The term "Expected Net Assets" shall mean the number that is equal to the sum of Net Income plus $625,000. The Purchase Price shall be adjusted as follows:

                  (a) No adjustment shall be made if the difference between Net Assets and Expected Net Assets is less than $50,000.

                  (b) If Net Assets exceeds Expected Net Assets, then the Purchase price shall be increased by the amount (if any) by which the difference between Net Assets and Expected Net Assets exceeds $50,000.

                  (c) If Net Assets is less than Expected Net Assets, then the Purchase price will be decreased by the amount (if any) by which the difference between Net Assets and Expected Net Assets exceeds $50,000.

         2.3.4. If the Purchase Price is adjusted under Section 2.3.3(c), then within ten days after the Sellers deliver to the Purchaser the Closing Financial Statements, the Sellers shall pay to the Purchaser in cash the amount of the adjustment. If the Purchase Price is adjusted under Section 2.3.3(b), then within ten days after the Sellers deliver to the Buyer the Closing Financial Statements, the Buyer shall pay to the Sellers in cash the amount of the adjustment.

         2.3.5. In addition to the foregoing, the Purchase Price shall be adjusted to account for certain uncollected accounts receivable as described in this Section 2.3.5. The accounts receivable trial balance and aging report delivered to the Purchaser with the Closing Financial Statements shall identify all accounts receivable that are (i) more than 90 days past due as of the Effective Date or (ii) otherwise doubtful of collection as of the Effective Date, as determined in accordance with the Purchaser's historical practices (collectively, the "Doubtful Accounts"). The term "Doubtful Accounts Settlement Date" shall mean the last day of the third month following the Closing Date. Promptly (but in no event more than 30 days) after the Doubtful Accounts Settlement Date, the Purchaser will render an accounting to the Sellers as to the status of the Doubtful Accounts as of the Doubtful Accounts Settlement Date. At such time, the Purchaser will transfer to the Sellers all Doubtful Accounts that were uncollected as of the Doubtful Accounts Settlement Date and the Purchase Price shall be reduced by an amount equal to such uncollected Doubtful Accounts. Upon such transfer, the Purchaser will notify the "Escrow Agent" (defined in Section 2.5) to release to it out of the "Escrow Fund" (defined in Section 2.4), to the extent claims have not otherwise been made against the Escrow Fund, an amount of cash equal to such uncollected Doubtful Accounts. The Sellers will be responsible for any amount by which the Escrow Fund is deficient for this purpose, which deficiency shall be paid within ten days after the Purchaser's notice provided for in the preceding sentence.

2.4.     Escrow Fund.

                  At the Closing the Purchaser, on behalf of the Sellers, will pay $380,000 out of the Purchase Price to the Escrow Agent (defined in Section 2.5) to be held, together with interest earned thereon (in the aggregate, the "Escrow Fund"), and disbursed by the Escrow Agent as described in this Section 2.4.

         2.4.1. The term "Escrow Release Date" shall mean August 31, 1998; provided, however, that the Escrow Release Date shall not occur prior to, and shall be delayed until, the effectuation of all Purchase Price adjustments pursuant to Section 2.3. On or after the Escrow Release Date, the Escrow Agent will pay to the Sellers the amount of the Escrow Fund that exceeds the amount of any then pending claims made for breach of the Sellers' covenants, representations or warranties hereunder or claims otherwise made pursuant to the Purchase Price adjustment provisions of Section 2.3 or the indemnification provisions of Section 11.1 ("Claims"). If at such date one or more such Claims shall be pending, then thereafter upon the resolution of each such Claim, the Escrow Agent will pay to the Sellers the amount (if any) of the Escrow Fund then held in excess of any then pending Claims. The Escrow Agent will pay to the Purchaser from the Escrow Fund the amount of any Claims determined to be due to the Purchaser.

         2.4.2. For the purpose of disbursing funds under Section 2.4.1, the Escrow Agent shall be entitled to rely, as to the existence and amount of Claims, if any, and other relevant matters, on the facts certified in a written notice provided by the Sellers or the Purchaser, a copy of which is contemporaneously given to the other party (delivered in the same manner as delivered to the Escrow Agent) and to which the other party does not object within ten days. In the event of an objection from either party, the Escrow Agent will make any such disbursement only upon (iii) instructions signed by or on behalf of the Sellers and the Purchaser or
                  (iv) the order of a court of competent jurisdiction.

2.5.     Escrow Agent; Duties and Responsibilities.

                  The Escrow Agent will be the law firm of Saul, Ewing, Remick & Saul LLP. The Escrow Agent will invest any funds to be held by it pursuant to this Agreement in an interest bearing deposit account of any commercial or savings bank with an office in Philadelphia, Pennsylvania. In any action taken under this Agreement, the Escrow Agent shall not be liable for any mistake of fact or error of judgment, or for any act or omission of any kind, unless the Escrow Agent shall have been grossly negligent or guilty of willful misconduct or bad faith. The Sellers and the Purchaser will indemnify the Escrow Agent against, and hold it harmless from, all damages, costs and expenses, including counsel fees, incurred by the Escrow Agent in connection herewith, except such as result from the Escrow Agent's breach of its duties hereunder, and the Escrow Agent shall have a security interest in the Escrow Fund for the payment thereof. In the event of a dispute between the parties in connection herewith such that the Escrow Agent deems it necessary for its protection so to do, the Escrow Agent may deposit the Escrow Fund into a court of competent jurisdiction and thereupon shall have no further duties in connection herewith to any party.


                         3. CONTINGENT PURCHASE PRICE

3.1.     Definitions.

                  For purposes of this Article 3, the following terms shall have the meanings ascribed below:

         3.1.1. "1998 Excess Operating Income" shall mean the excess of (a) Operating Income calculated for the period commencing January 1, 1998 and ending December 31, 1998 over (b) the sum of (i) $625,000 plus (ii) Added Income generated by the Acquired Operation for the one-year period commencing on January 1, 1998 and ending December 31, 1998.

         3.1.2. "1999 Excess Operating Income" shall mean the excess of (a) Operating Income calculated for the period commencing January 1, 1999 and ending December 31, 1999 over (b) the sum of (i) $875,000 plus (ii) Added Income generated by the Acquired Operation for the one-year period commencing on January 1, 1999 and ending December 31, 1999.

         3.1.3. "Acquired Operation" shall mean the business of the Company after the Closing, as combined with the operations of the Purchaser's Virginia office. The Purchaser plans to operate the Acquired Operation as a separate business unit. The Purchaser will assess a fee to the Acquired Operation for the provision of accounting systems, controls and financial reporting services equal to .75% of the revenues of the Acquired Operation. The Purchaser may also provide such additional business services, such as human resources, benefits, recruiting, and the like, as may be requested by the Acquired Operation at mutually agreed upon costs.

         3.1.4.   "Added Income" shall mean $91,000.

         3.1.5. "Operating Income" shall mean the income of the Acquired Operation before income taxes, interest and amortization of intangible assets arising from the Acquisition.

3.2.     Contingent Purchase Price.

                  In addition to the Closing Cash, Purchaser hereby agrees to pay to Sellers the amounts, if any, calculated pursuant to this Section 3.2, provided that such amounts shall be paid in the manner and at the times set forth in Section 3.3:

         3.2.1. First Contingent Payment. Purchaser shall pay to Sellers an amount equal to One Hundred Thirty-Five Percent (135%) of the 1998 Excess Operating Income (the "First Contingent Payment").

         3.2.2. Second Contingent Payment. Purchaser shall pay to Sellers an amount equal to One Hundred Thirty-Five Percent (135%) of the 1999 Excess Operating Income (the "Second Contingent Payment").

3.3.     Payment of Contingent Payments.

         3.3.1. Payment of First Contingent Payment. The First Contingent Payment shall be paid by Purchaser to Sellers as follows:

                  (a) If the First Contingent Payment is less than or equal to $420,000, then Purchaser shall pay to Sellers the First Contingent Payment within 120 days after December 31, 1998.

                  (b) If the First Contingent Payment exceeds $420,000, then Purchaser shall pay to Sellers $420,000 of the First Contingent Payment within 120 days after December 31, 1998, and the amount in excess of $420,000 (the "Excess First Contingent Amount") shall be paid as follows:

                           (i) if the Second Year Contingent Payment is greater than zero, then Purchaser shall pay the Excess First Contingent Amount to Sellers within 120 days after December 31, 1999; or

                           (ii) if the Second Year Contingent Payment is zero, then Sellers shall not be entitled to receive the Excess First Contingent Amount and such Excess First Contingent Amount shall be retained by Purchaser.

                  3.3.2. Second Contingent Payment. The Second Contingent Payment, if any, shall be paid by Purchaser to Sellers within 120 days after December 31, 1999.

3.4.     Nature of Consideration.

                  The parties have agreed upon the Contingent Cash portion of the Purchase Price as a method of determining and paying a portion of the full current value of the Shares. It is acknowledged and agreed that the Contingent Cash portion of the Purchase Price represents consideration in exchange for a portion of the value of the Shares as of the date of this Agreement.

3.5.     Wire Transfers.

                  The parties intend that the wire transfers of the Contingent Cash payments under this Article 3 shall be made to an escrow account of Paley, Rothman, Goldstein, Rosenberg & Cooper, Chartered, counsel for Sellers, for further disbursement among Sellers in accordance with Sellers' instructions.

                                  4. CLOSING

4.1.     Closing.

                  The closing for the purchase and sale of the Shares contemplated by this Agreement (the "Closing") shall be held on February 28, 1998 (the "Closing Date") at the law offices of Saul, Ewing, Remick & Saul LLP, Centre Square West, 38th Floor, 1500 Market Street, Philadelphia, Pennsylvania, or at such other time and such other place as shall be agreed upon by Purchaser and Sellers, provided that, if all of the conditions stated in Article 9 are not, or it shall reasonably appear to Purchaser that they will not be, fulfilled on or before the Closing Date, then at the written election of Purchaser, delivered on or before the Closing Date to Sellers, Purchaser may postpone the Closing Date to such date and time, but not more than 30 days after the Closing Date, as Purchaser shall state in such notice; provided further, however, that if the nonfulfillment of any of the conditions stated in Article 9 does not arise from any act or omission or fault on the part of Sellers, then Purchaser shall not be entitled to this election.

4.2.     Action by Sellers.

                  Subject to the fulfillment of all the conditions set forth in Article 10 hereof, except such conditions as may be waived by Sellers, at the Closing each Seller shall deliver to Purchaser:

         4.2.1. the stock certificate or certificates, registered in the name of the Seller representing Seller's ownership of Shares, in proper form for transfer and duly endorsed in blank or accompanied by such instruments of transfer as shall, in the opinion of counsel for Purchaser, be effective to vest in Purchaser (or its nominee) good and marketable title to such Shares and the right, upon presentation thereof to the Company, to become the registered holder of such Shares;

         4.2.2. each of the certificates, documents, instruments and opinions contemplated to be delivered by Sellers pursuant to
                  Article 9 hereof.

4.3.     Action by Purchaser.

                  Subject to the fulfillment of all of the conditions set forth in Article 9 hereof, except such conditions as may be waived by the Purchaser, at the Closing, Purchaser shall deliver to Sellers:

         4.3.1. evidence of wire transfers to the accounts designated by the Sellers and the Escrow Agent of the Closing Cash; and

         4.3.2. each of the certificates, documents, instruments and opinions contemplated to be delivered by Purchaser pursuant to Article 10 hereof.


            5. REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLERS

                  The Sellers, jointly and severally, represent and warrant and, where applicable, covenant to Purchaser as follows:

5.1. Ownership of the Shares.

                  Each Seller (i) is the record and beneficial owner of the Shares set forth opposite his name on the Capitalization Table, (ii) has good, marketable and valid title to such Shares, free and clear of all liens, security interests, restrictions, encumbrances, claims, negative pledges or options, and (iii) has the full right, power and authority to sell, assign and transfer such shares to Purchaser pursuant to the provisions of this Agreement. Upon delivery of the certificates representing each Seller's Shares, together with duly executed stock powers pursuant to this Agreement,

Purchaser shall acquire good, marketable and valid title to such Shares, free and clear of all liens, security interests, restrictions, encumbrances, claims, negative pledges or options.

5.2.     Organization and Qualification of the Company.

                  The Company (i) is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation as stated in the Schedule of Corporate Organization, (ii) is duly qualified as a foreign corporation and is in good standing in each of the jurisdictions (if any) listed in the Schedule of Corporate Organization, which jurisdictions are the only jurisdictions where the operation of its business or the ownership or leasing of its properties and assets require it to be so qualified and in good standing, and (iii) has the corporate power, holds all licenses, permits and authority necessary to carry on its business as now being conducted. The copies (certified by the Secretary of the Company) of the Certificate (or Articles) of Incorporation and bylaws of the Company attached to the Schedule of Charter Documents are correct and complete as of the date of this Agreement.

5.3.     Capitalization.

                  The Schedule of Corporate Organization sets forth (i) the authorized, (ii) the issued and (iii) the outstanding shares of capital stock of the Company, (iv) the issued shares of stock reacquired by the Company and held in its treasury, (v) the options or other rights to acquire shares of such stock outstanding or committed to be issued, (vi) the number of shares reserved for issuance and (vii) the record holders of such outstanding shares, and such information is true and correct. There are no outstanding options or rights to purchase or otherwise acquire from the Company or any commitment of any character by the Company to issue or sell any shares of its capital stock or any securities or obligations convertible into or exchangeable for, or otherwise entitling any person to acquire from the Company any shares of its capital stock. All of the issued shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable.

5.4.     No Subsidiaries.

                  The Company does not directly or indirectly control any other corporation or business organization or hold any equity interest in any other business.

5.5.     Validity of Contemplated Transaction.

                  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not violate any applicable law or constitute a default or result in a right of acceleration, termination or similar right by any party to any contract, agreement or instrument to which the Company is a party (or would, but for the passage of time or the giving of notice, constitute a default or result in such a right of acceleration, termination or similar right) under the Certificate (or Articles) of Incorporation or bylaws of the Company or any contract, agreement or instrument to which the Company or any Seller is a party.

5.6.     Approvals and Consents.

                  Except as set forth in the Schedule of Required Approvals and Consent, no approval, consent or authorization of, or declaration or filing with, any governmental or judicial authority or any other person is required in connection with the execution and delivery of this Agreement or the performance by Sellers of their respective obligations hereunder or the consummation by Sellers of the transactions contemplated hereby.

5.7.     Financial Statements.

                  The Company has delivered to Purchaser financial statements consisting of a balance sheet for the Company for the years ending December 31, 1997, and for the years then ended, income statements and statements of changes in financial condition of the Company, statement of earnings and statement of shareholders' equity (such balance sheets, income statements, statements of financial condition, statement of earnings and state of shareholders' equity being referred to herein as the "Financial Statements"). All such financial statements are correct and complete, fairly present the financial condition, assets and liabilities of the Company as of their respective dates and the results of their operations for such periods, and have been prepared in accordance with generally accepted accounting principles consistently applied, in accordance with the Company's historical practices. Correct and complete copies of the Financial Statements are attached to the Schedule of Financial Statements. Prior to the Effective Date, the Sellers will cause the Company to deliver to the Purchaser the foregoing Financial Statements audited and reported upon (with a "clean" opinion) by the Auditor, and such audited Financial Statements (the "Audited Financial Statements") will not be materially adversely different from the internal Financial Statements delivered previously and shall be in compliance with the accounting and reporting requirements of the U.S. Securities and Exchange Commission. The Sellers shall deliver the audited Closing Financial Statements referred to in
Section 2.3.1 within 60 days after the Effective Date.

5.8.     No Undisclosed Liabilities.

                  The Company has no liabilities or obligations of any nature, whether due or to become due, absolute, contingent or otherwise, including liabilities for taxes (including any interest or penalties relating thereto) in respect of or measured by the income of the Company since the last date of the Financial Statements (the "Financial Statement Date"), except for (i) those reflected or reserved against (which reserves are adequate) in the Financial Statements, (ii) those incurred, consistent with past practices, reasonably and in the ordinary course of business since the Financial Statement Date, and (iii) those which are specifically disclosed in this Agreement or on a Schedule attached hereto. Each liability of the Company in excess of $5,000 as of the date hereof is listed in the Schedule of Financial Statements. There is no basis for the assertion against the Company as of the Financial Statement Date of any liability not fully reflected or reserved against in the Company's balance sheet as of such date, except for (i) liabilities arising since the Financial Statement Date in the ordinary course of business of the Company and (ii) other liabilities disclosed expressly and specifically in this Agreement.

5.9.     No Material Changes.

                  Since the Financial Statement Date there has not been:

                  (a) any change in the financial or other condition, assets, liabilities or business of the Company, except changes in the ordinary course of business, none of which individually or in the aggregate has been materially adverse to the Company;

                  (b) any damage, destruction or loss (whether or not covered by insurance) which has or may adversely affect the business, prospects or any property of the Company;

                  (c) any declaration, setting aside or payment of a dividend or other distribution in respect of any of the capital stock of the Company, or any direct or indirect redemption, purchase or other acquisition of any of such stock;

                  (d) except as specifically disclosed in the Schedule of Compensation, any increase in the compensation payable or to become payable by the Company to any of its officers, employees or agents (including without limitation any bonus or other contingent arrangement) or any known payment or arrangement made to or with respect to any of the above, except any increase necessarily incurred by the Company by reason of any law or regulation affecting minimum wages payable to employees thereof;

                  (e) any strike, lockout, labor trouble, or any similar event or condition of any character involving employees of the Company that has or may have an adverse affect on the business or prospects of the Company;

                  (f) a failure by the Company to maintain in full force and effect all policies of insurance then in effect or any renewals thereof or replacements, or to give any notice or present any claim under any such policy when due;

                  (g) a sale or transfer by the Company of any of its assets other than in the ordinary course of its business;

                  (h) incurrence by the Company of indebtedness for money borrowed;

                  (i) any mortgage, pledge, hypothecation or other encumbrance of any of the assets, tangible or intangible, of the Company;

                  (j) any agreement or arrangement to which the Company is a party granting to any person any rights to purchase any of the assets of the Company other than in the ordinary course of business;

                  (k) any capital expenditure or commitment therefor by the Company in excess of $10,000 in any one case or $25,000 in the aggregate;

                  (l) any other material expenditure or any commitment by the Company other than in the ordinary course of its business;

                  (m) any other material transaction by the Company other than in the ordinary course of its business;

                  (n) any failure or refusal by the Company to pay any of its obligations, including obligations to vendors and persons rendering services to the Company; or

                  (o) any failure or refusal by the Company to make, in a timely manner, all filings and declarations with and notices to governmental authorities required to be made in connection with the conduct of the Company's business.

5.10.    Tax Matters.

         5.10.1. The Company has duly and timely filed all federal, state and local Tax Returns (defined below) required to be filed by it and all such Tax Returns are true, correct and complete and true, correct and complete copies of such Tax Returns have been delivered to Purchaser prior to the date hereof.

         5.10.2. The amount of the Company's liability for unpaid Taxes for all periods ending on or before the date of this Agreement does not exceed the amount of the current liability accruals for Taxes (defined below) as such accruals are reflected on the Financial Statements.

         5.10.3. The Company has paid, or will pay, in full and on a timely basis all Taxes due and payable for all periods ending on or before the Effective Date, and no other Taxes are payable by the Company with respect to items or periods covered by the Tax Returns (whether or not shown on or reportable on such Tax Returns) or with respect to any period prior to the date of this Agreement.

         5.10.4. The Company has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party.

         5.10.5. There are no liens on any of the assets of the Company with respect to Taxes, and no event has occurred which with the passage of time or the giving of notice, or both, could result in a lien with respect to Taxes on any assets of the Company;

         5.10.6. The Company's income tax liabilities have not been audited by any governmental or taxing authority, nor is any such audit in process, pending, or threatened (either in writing or verbally, formally or informally).

         5.10.7. No deficiencies exist or have been asserted (either in writing or verbally, formally or informally) or are expected to be asserted with respect to the Taxes of the Company, and the Company has not received notice or expects to receive notice that it has not filed a Tax Return or paid Taxes required to be filed or paid by it.

         5.10.8. The Company is not a party to any action or proceeding for the assessment or collection of Taxes, nor has such event been asserted or threatened against the Company.

         5.10.9. No waiver or extension of any statute of limitation is in effect with respect to Taxes or the Tax Returns of the Company.

         5.10.10. The Company has not filed any consent or agreement under
                  Section 341(f) of the Code.

         5.10.11. The Company is not, and has not been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

         5.10.12. Purchaser is not required to withhold tax on the purchase of the Shares by reason of Section 1445 of the Code, and none of the Sellers is a "foreign person" as that term is defined in Section 1445 of the Code.

         5.10.13. The Company is not a party to any venture, partnership, contract or arrangement under which it could be treated as a partner for federal income tax purposes.

         5.10.14. The Company does not have and has not had a permanent establishment located in any tax jurisdiction other than the United States and the Company is not liable for the payment of taxes in any such jurisdiction located outside the United States.

         5.10.15. The Company has not agreed to make, nor is it required to make, any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

         5.10.16. For purposes of this Section 5.10:

                  (a) "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  (b) "Taxes" shall mean all taxes, however denominated, including interest and penalties thereon and other additions to tax that may become payable in respect thereof, imposed by any federal, state, local or foreign government or any agency, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal and state income taxes), real property taxes, payroll and employment taxes, social security taxes, sales and use taxes, business license taxes, personal property taxes, stamp taxes, transfer taxes and other government charges, and other obligations of the same nature as any of the foregoing.

                  (c) "Tax Returns" shall mean all reports, estimates, declarations of estimated taxes, information returns and reports and returns relating to or required to be filed in connection with, any Taxes.

5.11.    Permits and Licenses.

                  There is set forth on the Schedule of Permits a complete list of the permits, licenses and approvals issued or granted by any governmental authority, commercial enterprise or other person ("Permits") held by the Company, excluding licenses within the definition of "Intellectual Property" (defined in Section 5.22) and listed in the Schedule of Intellectual Property. The Schedule of Permits sets forth the expiration and/or renewal date for each of the Permits.

5.12.    Compliance with Laws and Regulations.

                  The Company is not, nor has it been (by virtue of any action, omission, occurrence of any event, the existence of any circumstances or any contract to which it is a party), in violation of any law, ordinance, regulation, order, judgment or decree (collectively, "Law") or Permit.

5.13.    Environmental Matters.

                  There has not existed or occurred on any real property owned or leased by the Company during the period that such property was owned or leased by the Company (i) a condition that involves the material risk of damage to the environment or (ii) the release, disposal, seepage or discharge of hazardous or toxic materials into the air, the ground, any river, lake, ocean or other body of water or into any system for the removal of sewage or other wastes from such property that involves a material risk of damage to the environment, and no hazardous or toxic materials have been generated, manufactured, refined, transported, treated, stored, handled, disposed of, transferred, produced or processed on any such property in a manner that violates the Comprehensive Environmental Response, Compensation and Liability Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, or any other law, or otherwise may result in liability for Purchaser.

5.14.    Real Property.

                  Set forth in the Schedule of Real Property is a correct summary description of all real properties owned by or leased to the Company. All structures on such properties and the equipment therein are in good operating condition, and their condition, construction and use conform to all applicable building, zoning and other laws, ordinances and regulations.

5.15.    Marketable Title to Assets.

                  The Company has good and marketable title to all its properties and assets, including those reflected on the most recent balance sheet of the Financial Statements, and except as set forth on the Schedule of Mortgages, Liens and Other Encumbrances hereto such properties and assets are not subject to any mortgage, pledge, lien, restriction, claim, encumbrance or security interest. Set forth in the Schedule of Properties and Assets is a correct and complete list of all of the Company's properties and assets.

5.16.    Accounts Receivable.

                  All accounts receivable of the Company have been incurred in the ordinary course of the business of Company, and all such accounts receivable existing at the Effective Date will, except to the extent of the reserve for doubtful accounts reflected in the most recent balance sheet in the Financial Statements, be fully collectible within 120 days therefrom.

5.17.    Material Contracts.

         5.17.1. Set forth in the Schedule of Material Contracts is a complete and accurate list of all material contracts to which the Company is legally bound, and each such contract is valid and binding on each of the parties thereto in accordance with its terms, was made in the ordinary course of business and contains no provision or covenant prohibiting or limiting the ability of the Company to operate its business. Correct and complete copies of all such written contracts and complete summaries of all such oral contracts (collectively, the "Material Contracts") are attached to the Schedule of Material Contracts.

         5.17.2. Except as set forth in the Schedule of Material Contracts, the Company does not have any oral or written (i) employment, severance or collective bargaining or similar agreement with or relating to any employee or any consulting, brokerage or agency agreement not terminable without cost on no more than 30 days' notice, (ii) agreement or arrangement with any officer or director, (iii) agreement, plan or arrangement providing for any bonus, stock option, stock ownership, stock purchase, stock appreciation right, pension or retirement benefit, vacation, insurance or other employee benefit; (iv) agreement, contract, indenture or other instrument relating to the borrowing of money or the guaranty of any obligation for the borrowing of money or to the grant of any mortgage, lien, security interest or other encumbrance in or on any of its property, (v) lease of or contract for installment or other deferred purchase or sale of any real or personal property,
                  (vi) license of any patent, copyright, trademark, trade secret or other intellectual property (which licenses may be disclosed on the Schedule of Material Contracts by cross reference to the Schedule of Intellectual Property), (vii) agreement or arrangement for the future purchase or delivery of goods or rendition of service, including without limitation any such agreement or arrangement with any customer of or supplier to the Company, or (viii) other contract, arrangement or commitment which does or may have a material effect on the business, assets, condition or prospects of the Company.

         5.17.3. The Company is not a party to or bound by any presently existing agreement or other arrangement that has had, or is anticipated by management of the Company to have, a material adverse effect on the business, assets, earnings, condition or prospects of the Company.

         5.17.4. No event has occurred which constitutes a default or may result in a right of acceleration, termination or any similar right by any party (or would, but for the passage of time or the giving of notice, constitute a default or result in such a right of acceleration, termination or similar right) under any Material Contract.

5.18.    Litigation.

                  There is no litigation, proceeding or investigation pending or, to the knowledge of any of the Sellers, threatened, against or affecting the Company, the Shares or any of the assets of the Company, whether or not fully covered by insurance.

5.19.    Insurance.

                  Set forth in the Schedule of Insurance is a complete list of all insurance policies (including without limitation fire, casualty, liability, worker's compensation and product liability) currently held by the Company and any claims pending by the Company under each such policy. True copies of each insurance policy have been made available to Purchaser. All premiums due have been paid and all such policies are in full force and effect.

5.20.    Compensation.

                  Set forth in the Schedule of Compensation is a correct statement of the names of all persons whose compensation from the Company for the calendar years 1996 and 1997 did, or for the year 1998 may, exceed $25,000, and the full amount paid or payable to each such person for services rendered or to be rendered in such years and the basis therefore.

5.21.    Banking Arrangements.

                  Set forth in the Schedule of Banking Arrangements a complete and accurate list of each bank in which the Company has an account or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto.

5.22.    Patents, Trademarks, Licenses.

                  Set forth in the Schedule of Intellectual Property is a correct list and summary description of all (i) patents and patent applications, (ii) trademarks (whether or not registered) and applications to register the same, (iii) service marks (whether or not registered) and applications to register the same, (iv) trade names, (v) copyrights (whether or not registered) and applications to register the same, (vi) know-how relating to the Company's consulting practice, (vii) trade secrets and (viii) licenses (relating to patents, trademarks, service marks, trade names, copyrights, know how, trade secrets or other intellectual property) presently owned, held or used by the Company (collectively, "Intellectual Property"). Except as described in the Schedule of Intellectual Property, all Intellectual Property listed therein is owned by the Company free and clear of all liens, claims or other encumbrances and is not known to be the subject of any challenge. Except as described in the Schedule of Intellectual Property, there are no unresolved claims made and there has not been communicated to the Company the threat of any claim that the holder of such Intellectual Property is in violation or infringement of any patent, trademark, service mark, tradename or other right of any other person. The Company is the owner of (and as such has rights to the unrestricted use of ), or has a valid license to use, the patents, licenses, tradenames, trademarks, service marks, copyrights, know-how, and other proprietary and trade rights necessary for the conduct of the business of the Company as now conducted, without any conflict with the rights of others. The Company has not knowingly forfeited or otherwise relinquished any such patent, license, tradename, trademark, service mark, copyright, know-how or other proprietary right necessary for the conduct of the business of the Company as currently conducted.

5.23.    Intangible Assets.

                  Set forth in the Schedule of Intellectual Property is a correct list and summary description of all intangible personal property rights (other than the Intellectual Property) owned or held by the Company having an acquisition cost or value on the Company's books as of December 31, 1997 of at least $25,000 or otherwise being material to the conduct of the business of the Company (e.g., software, software systems, data bases and other information systems employed in the discovery and development of pharmaceutical compounds).

5.24.    Absence of Creditors' Arrangements and Bankruptcies.

                  The Company does not have any arrangement with creditors not made in the ordinary course of business, nor has any involuntary or voluntary petition in bankruptcy been filed by or against the Company.

5.25.    Employee Benefit Plans.

         5.25.1. Each employee pension or welfare plan maintained by the Company (the "Plans") is listed on the Schedule of Employee Plans. The contributions made or required (whether or not waived) by the Company for the most recently ended annual accounting period of each Plan are as set forth on such Schedule opposite the name of the Plan to which the contribution relates. All such contributions which currently are, or within 90 days of the date hereof will become, due from the Company have been paid, except as specifically noted on such Schedule.

         5.25.2. All such plans are in compliance with the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code (as defined in Section 5.10) and all applicable rules and regulations of the Internal Revenue Service, the United States Department of Labor ("Department of Labor") and the Pension Benefit Guaranty Corporation ("PBGC").

         5.25.3. Favorable determination letters from the Internal Revenue Service have been received, or have been applied for, with respect to each of such plans which are subject to Title II of ERISA. No such plan:

                  (a) Has incurred an "Accumulated Funding Deficiency" (within the meaning of Section 302(a)(2) of ERISA and Section 412(a) of the Internal Revenue Code), whether or not waived;

                  (b) Has been a plan with respect to which a "reportable event" (within the meaning of Section 4043(b) of ERISA) has occurred; or

                  (c)      Has engaged in any transaction which violates
                           Section 406 or Section 407 of ERISA or which could result in a liability of the Company under Sections 409, 501 or 502 of ERISA or Section 4975 of the Code or pursuant to any agreement or statute with respect to liabilities incurred by any person under such sections. No material liability to the PBGC has been, or to the knowledge of any Seller is expected to be, incurred with respect to any such plan by the Company and there has been no event or condition which presents a risk of termination of any plan by the PBGC.

         5.25.4. The Company is not now, nor has it ever been a contributing employer to a "multi-employer pension plan" within the meaning of Section 4001(a) of ERISA.

         5.25.5. The Company has no obligation to bear the cost of providing benefits under any employee welfare plan (as defined in Section 3(1) of ERISA) on behalf of any person subsequent to the termination of his or her employment with the Company.

5.26.    Labor Contracts and Relations.

                  The Company has not been (a) a party to any contract or arrangement with a labor union or any local or subdivision thereof, (b) charged with any unresolved unfair labor practice, discrimination or other violation of laws relating to employment practices, or (c) to the knowledge of any of the Sellers, had any present union organizing activities among the employees of the Company. The Company has not taken any action or failed to take any action which would provide a reasonable basis for any claim of any such unfair labor practice or other violation. The Company has complied with all the laws relating to the employment of labor applicable to it, including any provisions thereof relating to wages, hours, collective bargaining and the payment of social security and similar taxes and the Company is not liable for any arrears in wages or any taxes or penalties for failure to comply with any of the foregoing.

5.27.    Minute Books, Stock Records, Officers, Directors.

                  Sellers and the Company have made available for inspection by Purchaser the minute books and capital stock records of the Company, which contain all of the Company's minutes and stock records. Such minute books contain minutes of all meetings of the board of directors, committees of the board of directors and the stockholders of the Company, and such minutes reflect all actions taken at such meetings and contain references to all matters discussed at such meetings that may have a material adverse effect on the Company taken as a whole. The Schedule of Officers and Directors sets forth a complete list of all the current officers and directors of the Company.

5.28.    Interest in Competitors and Others.

                  Except for ownership of less than 1% of the outstanding shares of stock of any class of any corporation that are listed on the New York Stock Exchange, the American Stock Exchange were quoted on NASDAQ, none of the Sellers has any interest in any corporation, partnership, proprietorship, firm or association that competes in any manner with the Company or has an existing contractual relationship with the Company.

5.29.    No Change in Contractual Relations.

                  None of the Sellers knows (or has any reason to believe) (i) that any customer or client of the Company or any other person doing business with the Company intends (and no person or entity dealing with the Company has given the Company any indication that it intends) to reduce or otherwise materially modify its business with the Company or (ii) that any person who is a party to a Material Contract with any the Companies intends to or may breach, terminate or not renew such Material Contract, whether before or after the Closing.

5.30.    Brokers.

                  None of the Sellers has made any agreement or taken any action that may cause anyone to become entitled to a commission as a result of the transactions contemplated by this Agreement.

5.31.    Disclosure.

                  No representation or warranty by the Sellers contained in this Agreement and no statement contained in any certificate or other instrument furnished or to be furnished to the Purchaser pursuant hereto or in connection with the transactions contemplated hereby, contains or at the Closing will contain, any untrue statement of a material fact, or omits, or will at the Closing omit, to state a material fact necessary to provide the Purchaser with material information as to the Company or the ownership of their shares of its capital stock.

5.32.    Access, Information and Documents.

                  Sellers will, and will cause the Company to, give to Purchaser and to Purchaser's counsel, accountants and other representatives full access during normal business hours to the Company's properties, books, contracts, commitments and records and will furnish to Purchaser all such documents and copies of documents (certified if requested) and information with respect to their affairs as Purchaser may reasonably request.

          6. REPRESENTATIONS, WARRANTIES AND COVENANTS OF PURCHASER

                  Purchaser represents, warrants and, where applicable covenants, to Sellers as follows:

6.1.     Organization.

                  Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has the corporate power to engage in the transactions contemplated by this Agreement.

6.2.     Corporate Action.

                  Purchaser has taken all such corporate action as may be necessary or appropriate to enable it to perform its obligations hereunder.

6.3.     Validity of Contemplated Transaction.

                  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not violate any applicable law or constitute a default or result in a right of acceleration, determination, termination or similar right by any party to any contract, agreement or instrument to which Purchaser is a party (or would, but for the passage of time or the giving of notice, constitute a default or result in such a right of acceleration, termination or similar right) under the Certificate (or Articles) of Incorporation or bylaws of Purchaser or any contract, agreement or instrument to which Purchaser is a party.

6.4.     Approvals and Consents.

                  No approval, consent or authorization of, or declaration of filing with, any governmental or judicial authority or any other person is required in connection with the execution and delivery of this Agreement or the performance by Purchaser of its obligations hereunder or the consummation by Purchaser of the transactions contemplated hereby, except as such approval, consent, authorization, declaration or filing shall have been made prior to the Closing.

6.5.     Brokers.

                  Purchaser has not made any agreement or take any action that may cause anyone to become entitled to a commission as a result of the transactions contemplated by this Agreement.

6.6.     Litigation.

                  There is no litigation, proceeding or investigation pending or, to the knowledge of Purchaser, threatened against or affecting Purchaser or any of its assets, whether or not fully covered by insurance, that is of such nature or extent that it would be required to be disclosed in Purchaser's reports filed under the Securities Exchange Act of 1934 and that is not so disclosed.

6.7.     Disclosure.

                  No representation or warranty by Purchaser contained in this Agreement and no statement contained in any certificate or other instrument furnished or to be furnished to Sellers pursuant hereto or in connection with the transactions contemplated hereby contains, or at the Closing will contain, any untrue statement of a material fact or omits, or at the Closing will omit, to state a material fact necessary to make the statements contained in such materials not misleading.

      7. CONDUCT OF BUSINESS AND AFFAIRS OF THE COMPANY PENDING CLOSING


                  From and after the date hereof and to and including the Closing Date, except as Purchaser may otherwise agree in writing, Sellers will cause the Company to comply with the following:

7.1.     Ordinary Course.

                  The Company will conduct its business only in the ordinary course, consistent with past practices and policies, and not make any material change in the nature or manner of conducting the business conducted by it.

7.2.     Preserve Business and Organization.

                  The Company will use its best efforts to preserve its organization intact, to keep available to Purchaser the services of its present officers and employees and to preserve for the benefit of Purchaser the goodwill of its customers, suppliers, and others having business relations with it.

7.3.     Charter and Bylaws.

                  The Company will not adopt any amendment to its Certificate (or Articles) of Incorporation or its bylaws.

7.4.     Capitalization.

                  The Company will not make any change in its authorized, issued or outstanding shares of capital stock or issue any rights or options to acquire shares of its capital stock.

7.5.     Dividends.

                  The Company will not declare or pay any dividend or other distribution or payment in respect of its capital stock, or make any payment to redeem, purchase or otherwise acquire any shares of its capital stock.

7.6.     Transfer of Assets.

                  The Company will not transfer any of its assets other than in the ordinary course of business.

7.7.     Payment of Liabilities.

                  The Company will not pay, discharge or satisfy any liability or obligation other than in the ordinary course of business, consistent with past practices.

7.8.     Liens.

                  The Company will not permit any of its assets to be subject to any mortgage, lien, security interest or other encumbrance, except for the encumbrances set forth on the Schedule of Mortgages, Liens and other Encumbrances.

7.9.     Employee Benefits.

                  The Company will not enter into any new employee benefit or welfare plan or arrangement nor make any material modification to any such existing plans or arrangements.

7.10.    Compensation.

                  The Company will not increase the compensation payable or to become payable to any officer or to any employee whose compensation does or may exceed $75,000 per annum or, except as is consistent with past practices, any other employee.

7.11.    Capital Expenditures and Dispositions.

                  The Company will not purchase, lease or otherwise acquire or transfer, lease or otherwise dispose of any item of real or personal property (other than inventory) other than in the ordinary course of business, except for purchases and dispositions of a value in any one case not exceeding $5,000.

7.12.    Banking Arrangements.

                  The Company will not make any change in any of the banking and safe deposit box arrangements referred to in Section 5.21.

7.13.    Waiver or Termination.

                  The Company will not waive any substantial claim or right or terminate any Material Contract or commitment (except as specifically provided for herein).

7.14.    Default.

                  The Company will not do or omit to do any act nor permit any event to occur or condition to exist which will result in or cause a breach of any Material Contract, or other commitment of the Company, the breach of which would have a material adverse effect on the business, condition or prospects of the Company.

7.15.    Compliance with Laws.

                  The Company will use its best efforts to comply with all laws applicable to it.

7.16.    Fees and Expenses.

                  The Company will not pay, or incur any liability to pay, any fees or other expenses in connection with the negotiation or entering into of this Agreement and the consummation of the transactions contemplated hereby (including without limitation fees and expenses of counsel and accountants).

7.17.    Representations, Warranties and Covenants.

                  Neither the Company nor any of the Sellers will take any action that would result in the inaccuracy or breach at Closing of any of the representations, warranties or covenants of Sellers set forth in Article 5.

7.18.    Commitments.

                  The Company will not (i) enter into any commitment to do any act which would violate any provision of this Article or (ii) enter into any contract or commitment, the performance of which may extend beyond the Closing, except those made in the ordinary course of business the terms of which are consistent with its past practice and reasonable in light of current conditions.

7.19.    Disclosure and Discussions.

                  Unless and until this Agreement is terminated in accordance with the provisions hereof, Sellers will not, and will not authorize or permit the Company or any of its employees, officers or directors to, enter into, participate in, request, solicit, or engage in any discussions, negotiations, understandings, agreements or communications with any person or entity other than Purchaser relating to offers, inquiries, negotiations or proposals with respect to the sale of the assets or stock of the Company, or any type of business combination or merger.


                     8. CERTAIN COVENANTS PENDING CLOSING

8.1.     Reasonable Efforts.

                  Subject to the terms and conditions of this Agreement, the Sellers will use reasonable efforts to take all actions that are to be taken by Sellers hereunder that are necessary, proper or desirable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using reasonable efforts to obtain promptly all necessary waivers, consents, licenses and approvals and effecting all necessary registrations and filings and to satisfy the conditions set forth in Article 9. Subject to the terms and conditions of this Agreement, the Purchaser will use reasonable efforts to take all actions that are to be taken by the Purchaser hereunder that are necessary, proper or desirable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including exercising reasonable efforts to satisfy the conditions set forth in Article 10.

8.2.     Expenses and Taxes.

                  The Sellers will pay all transfer, sales, documentary and similar taxes payable in connection with the transfers of the Shares to the Purchaser. Each of the Purchaser on the one hand and the Seller on the other will pay all of their respective other expenses incurred in connection with this Agreement and the transaction contemplated hereby, including all related accounting and legal fees. No such taxes, fees or expenses shall be regarded for the purposes of this Agreement as having arisen in the ordinary course of business.


             9. CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

                  The obligations of Purchaser to complete the transactions contemplated by this Agreement are subject to the fulfillment prior to or at Closing of the following conditions (any of which may, at its option, be waived by Purchaser):

9.1.     Performance of Agreements.

                  Sellers shall have performed all agreements and covenants and complied with and satisfied all conditions required by this Agreement to be performed, complied with or satisfied by them at or prior to the Closing, and Purchaser shall have received a certificate to that effect signed by Sellers.

9.2.     Representations and Warranties.

                  The representations and warranties made by the Sellers contained in this Agreement shall be true as of the date of this Agreement and at and as of the Closing Date as though made on and as of the Closing Date, and Purchaser shall have received a certificate to that effect signed by Sellers.

9.3.     Good Standing Certificates.

                  Purchaser shall have received (i) Articles (or Certificate) of Incorporation of the Company certified by the Secretary of State of Virginia within 30 days preceding the Closing, (ii) a certificate of authority of the Company to do business as a foreign corporation in Maryland, certified by the appropriate agency of that jurisdiction within 30 days preceding the Closing and (iii) a good standing certificate for the Company as of a date within 5 days preceding the Closing issued by the Secretary of State of Virginia and the appropriate agency of the State of Maryland.

9.4.     No Material Adverse Change.

                  Since the Financial Statement Date there shall not have occurred any material adverse change in the financial or other condition, business, properties, results of operations or prospects of the Company, and Purchaser shall have received a certificate to that effect dated as of the Closing Date and signed by Sellers.

9.5.     No Adverse Legal Proceedings.

                  No injunction, restraining order or other order issued by a court of competent jurisdiction or governmental authority that prohibits the consummation of any of the transactions contemplated by this Agreement shall be in effect, and there shall not be pending any administrative, regulatory or judicial proceeding which seeks to prohibit, restrain or invalidate the consummation of any such transaction or to recover damages from any of the parties hereto by reason thereof.

9.6.     Opinion of Sellers' Counsel.

                  Paley, Rothman, Goldstein, Rosenberg & Cooper, Chartered, counsel for Sellers, shall have delivered to Purchaser their opinion, dated the Closing Date and in the form attached to the Schedule of Ancillary Documents.

9.7.     Opinion of Purchaser's Counsel.

                  The Buyer shall have received from its counsel, Saul, Ewing, Remick & Saul LLP, their opinion with respect to such matters as the Purchaser shall have reasonably requested.

9.8.     Personnel Matters.

                  Each of the Sellers shall have executed and delivered to the Purchaser an Employment Agreement in the form attached to the Schedule of Ancillary Documents (an "Employment Agreement"). The Company shall have no fewer than 22 employees (not counting the Sellers) at least 85% of whom shall be persons who were employed by the Company on the date of execution of this Agreement.

9.9.     Consents and Approvals.

                  Sellers shall have obtained all the consents, approvals and authorizations and shall have made all the filings and registrations set forth in the Schedule of Required Approvals and Consents.

9.10.    Escrow Agreement.

                  The Sellers shall have executed and delivered an Escrow Agreement in the form attached to the Schedule of Ancillary Documents (the "Escrow Agreement").


              10. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS

                  The obligations of Sellers to complete the transactions contemplated by this Agreement are subject to the fulfillment prior to or at Closing of the following conditions (any of which conditions may be waived by any Seller as to the sale of such Seller's Shares):

10.1.    Performance of Agreements.

                  Purchaser shall have performed all agreements and covenants and complied with and satisfied all conditions required by this Agreement to be performed or complied with by it at or prior to the Closing, and Sellers shall have received a certificate to that effect, dated the Closing Date and signed by the President or any Vice President of Purchaser.

10.2.    Representations and Warranties of Purchaser.

                  The representations and warranties of Purchaser contained in this Agreement shall be true as of the date of this Agreement and at and as of the Closing Date as though made on and as of the Closing Date, and Sellers shall have received a certificate to that effect, dated the Closing Date and signed by the President or any Vice President of Purchaser.

10.3.    Good Standing Certificate.

                  The Seller shall have received Articles of Incorporation of the Purchaser certified by the Secretary of the Commonwealth of Pennsylvania within 30 days preceding the Closing and the subsistence certificate for the Company as of a date within five days preceding the Closing issued by the Secretary of the Commonwealth of Pennsylvania.

10.4.    Opinion of Counsel to Purchaser.

                  Saul, Ewing, Remick and Saul LLP, counsel for Purchaser shall have delivered to Sellers an opinion, dated the Closing Date and in the form attached to the Schedule of Ancillary Documents.

10.5.    No Adverse Proceedings.

                  No injunction, restraining order or other order issued by a court of competent jurisdiction or governmental authority that prohibits the consummation of any of the transactions contemplated by this Agreement shall be in effect, and there shall not be pending any administrative, regulatory or judicial proceeding which seeks to prohibit, restrain or invalidate the consummation of any such transaction or to recover damages from any of the parties hereto by reason thereof.

10.6.    Employment Agreement.

                  The Purchaser shall have executed and delivered an Employment Agreement for each of the Sellers.

10.7.    Escrow Agreement.

                  The Purchaser shall have executed and delivered the Escrow Agreement.

                             11. INDEMNIFICATION

11.1.    Indemnification by Sellers.

                  To the extent and in the manner herein provided, Sellers, jointly and severally, will indemnify and hold Purchaser harmless from and against any and all damages, losses, obligations, deficiencies, liabilities, suits, proceedings, actions, claims, judgments and assessments, including reasonable attorney's fees (collectively, "Indemnifiable Losses"), resulting from, relating to, or arising out of (i) any misrepresentation, breach of warranty or non-fulfillment of any agreement or covenant on the part of the Company or Sellers contained in this Agreement or in any statement or certificate furnished or to be furnished to Purchaser pursuant hereto or in connection with the transactions contemplated hereby, or any misrepresentation in or omission from any Schedule or Financial Statement to be furnished to Purchaser under this Agreement; (ii) any liabilities or obligations of the Company which arose, accrued or are based on an occurrence or event prior to the Closing Date to the extent not fully reflected on or fully reserved for in the Financial Statements or the Interim Financial Statements, or revealed in a schedule to this Agreement; (iii) any failure by the Company to comply prior to the Closing Date with any statute, law or regulation, including ERISA; and
(iv) any liabilities arising out of the Company's failure to retain adequate accounting, financial and tax-related records prior to the Closing Date.

11.2.    Indemnification by Purchaser.

                  Purchaser will indemnify and hold Sellers harmless from and against Indemnifiable Losses which Sellers suffer or incur as a result of, relating to, or arising out of any misrepresentation, breach of warranty or non-fulfillment of any agreement on the part of Purchaser contained in this Agreement or in any statement or certificate furnished or to be furnished to Sellers pursuant hereto or in connection with the transactions contemplated hereby.

11.3.    Notice.

         11.3.1. In the event that the person or entity seeking indemnification under this Article 11 (the "Indemnified Party") shall suffer an Indemnifiable Loss, he or it shall, within thirty (30) days after incurring such Indemnifiable Loss, give written notice thereof (the "Indemnity Notice") to the other party ("Indemnifying Party") of the amount of the Indemnifiable Loss, together with sufficient information to enable the Indemnifying Party to determine the accuracy and nature of the events giving rise to such Indemnifiable Loss. Within fifteen (15) days after the receipt of the Indemnity Notice, the Indemnifying Party shall either (i) pay to the Indemnified Party an amount equal to the Indemnifiable Loss or (ii) object to such claim, in which case the Indemnifying Party shall give written notice of such objection to the Indemnified Party.

         11.3.2. In the event the facts giving rise to the claim for indemnification under this Article 11 shall involve any action, claim or demand or any threatened action, claim or demand by any third party against the Indemnified Party, or shall involve after Closing the discovery of facts or circumstances which make any of the representations and warranties contained in this Agreement materially untrue or misleading, then, the Indemnified Party, within the earlier of, as applicable, ten (10) days after receiving notice of the filing of a lawsuit or proceeding by a third party or sixty (60) days after receiving notice of the existence of a claim or demand giving rise to the claim for indemnification, shall send written notice of such claim to the Indemnifying Party (the "Claim Notice"). The failure of the Indemnified Party to give the Indemnifying Party the Claim Notice shall not release the Indemnifying Party from liability under this Article 10, provided, however, that the Indemnifying Party shall not be liable for damages incurred by the Indemnified Party which would not have been incurred but for the delay in the delivery of, or failure to deliver, the Claim Notice.

         11.3.3. Subject to Section 11.3.4 hereof, the Indemnifying Party shall have the right, exercisable by written notice to the Indemnified Party within fifteen (15) days after the receipt of the Claim Notice by the Indemnifying Party, to defend such claim in the name of the Indemnified Party, at is own expense and using its own counsel reasonably acceptable to the Indemnified Party pursuant to an arrangement satisfactory to the Indemnified Party; provided, that the Indemnifying Party shall not have the right to assume the defense of such action if (i) the named parties to the action (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party, or (ii) the Indemnified Party is advised by counsel that a conflict will arise in the event both the Indemnified Party and the Indemnifying Party are represented by the same counsel with respect to such claim, in either of which case, the Indemnified Party shall have the right to actively participate in such action and any Indemnifiable Losses in connection therewith shall be reimbursed by the Indemnifying Party.

         11.3.4. The Indemnified Party shall be entitled to participate in the defense of any claim or litigation, at its own expense, by giving the Indemnified Party written notice of its intention to do so within ten (10) days after the receipt of the Claim Notice.

         11.3.5. Whether or not the Indemnified Party elects to participate in the defense of the action or litigation, the Indemnifying Party shall not settle the claim or litigation without the prior written consent of the Indemnified Party.

11.4.    Purchaser's Right of Set-Off.

                  Any Indemnifiable Losses incurred by Purchaser, for which Purchaser is entitled to indemnification shall be applied in reduction of amounts due to Sellers under this Agreement (including the Contingent Cash and the Escrow Fund).

                     12. CERTAIN UNDERTAKINGS BY SELLERS

12.1.    Changes in Directors and Officers.

                  At the Closing the Company and Sellers will deliver to Purchaser, except as otherwise requested by Purchaser, the written resignation of each director and officer of the Company.

12.2.    Non-Competition.

                  For 24 months after the Closing Date, each Seller (unless acting as an officer or employee of the Purchaser or with the prior written consent of the Purchaser) (or unless Purchaser shall have violated the terms of this Agreement), within any state of the United States in which the Purchaser is engaged in business on the Closing Date (after completion of the transactions contemplated herein):

         12.2.1. directly or indirectly own, manage, operate, join or participate in the ownership, management, operation or control, or be connected with as partner, stockholder, director, officer, agent, employee or consultant, any business, firm, or corporation that provides or proposes to provide information technology consulting services within the practice areas engaged in by the Company on the Closing Date; provided, however, that this Section 12.2.1 shall not preclude any Seller from becoming an officer, agent, employee or consultant of or to any organization that is larger than the Purchaser (in terms of total assets or total revenues) at the time of commencement of such officer, agent, employee or consultant position if the services provided by the Seller in such position do not involve or relate to information technology consulting services within the practice areas engaged in by the Company on the Closing Date; and further provided that this Section 12.2.1 shall not preclude any Seller from owning passively as part of the Seller's investment portfolio up to 1% of the outstanding capital stock of any corporation;

         12.2.2. enter into or engage in any employment or contractual relationship with, or solicit or provide consulting services to, any client who was or who had been served by the Company on the Closing Date or during the 12 months prior thereto to the extent that such employment, contractual relationship, or consulting services involves information technology consulting services within the practice areas engaged in by the Company on the Closing Date;

         12.2.3. directly or indirectly solicit, divert, or take away any client, past client, or potential client of the Company as the same existed immediately prior to the Closing Date. For purposes of this paragraph, a "potential client" shall mean any corporation, partnership, individual (or department, unit or affiliate thereof) that has received an oral or written proposal for services from the Company within the 12 months preceding the Closing Date and a "past client" shall mean any corporation, partnership, individual (or department, unit or affiliate thereof) which has utilized the services of the Company within the 12 months preceding the Closing Date; or

         12.2.4. solicit any employee to leave the employ of the Company or the Purchaser.

                  Notwithstanding the foregoing, in the event any Seller's employment with Purchaser is terminated without cause (within the meaning of such Seller's Employment Agreement), the restrictions contained in Section
12.2.1 and 12.2.2 shall terminate as to such Seller on the earlier to occur of
(i) one year after the Closing Date or (ii) six months after the date of termination of employment.

12.3.    Nondisclosure.

                  Such Seller has had possession of or access to confidential information relating to the business of the Company, including, but not limited to, information regarding new products or product design or development, writings, reports, manuals, financial information, accounts receivable information, business plans, customer lists, the identity of or other facts relating to prospective customers, inventory lists, arrangements with suppliers and customers, and other material embodying trade secrets, customer or product information or technical or business information of the Seller. All such information is referred to collectively as the "Company's Confidential Information." After the Closing, each Seller will not (i) use or exploit in any manner, the Company's Confidential Information for himself or any entity other than the Purchaser, (ii) remove any of the Company's Confidential Information or any reproduction thereof from the possession or control of the Purchaser, or (iii) disclose any of the Company's Confidential Information to any person for any reason whatsoever, except as such Seller's duties as an employee of the Purchaser may legitimately and in good faith require. Such Seller shall treat all of the Company's Confidential Information in a confidential manner. All of the Company's Confidential Information as of the Closing is and shall remain the exclusive property of the Purchaser, and such Seller shall return all of the same, and all reproductions thereof, that are in his possession immediately upon the Purchaser's request and in any case upon the termination for any reason or cause of his employment with the Purchaser.

12.4.    Employment.

                  At or before the Closing, each Seller shall have entered into an agreement of employment ("Employment Agreement") with Purchaser in substantially the form attached to the Schedule of Ancillary Agreements.


                             13. SELLERS' AGENTS

13.1.    Appointment of Agent.

                  Each Seller hereby appoints Reed Wellman and Nitin Malhotra, together, the agents of such Seller (the "Agents") to do each of the following:

         13.1.1. Deliver at the Closing certificates for the Shares to be sold by such Seller pursuant hereto.

         13.1.2. Sign on behalf of such Seller and deliver to the Purchaser all such agreements, certificates or other documents required hereby to be delivered by such Seller at the Closing.

         13.1.3. Date and deliver to the Purchaser at the Closing on behalf of such Seller any agreement, certificates or other documents executed by such Seller and deposited with the Agents for such purpose.

         13.1.4. Take such action on behalf of such Seller as such Agents may deem appropriate or desirable, in respect of

                  (a) extending the time for performance of any obligation or other acts to be performed under this Agreement;

                  (b) waiving any inaccuracy in any representation of the Purchaser contained in this Agreement or in any document delivered pursuant thereto;

                  (c) waiving compliance with or modifying any of the covenants of the Purchaser contained in this Agreement;

                  (d) waiving or modifying the requirements of performance of any of the obligations of the Purchaser contained in this Agreement;

                  (e) agreeing or consenting to any assignment of any party's interest in this Agreement;

                  (f) approving the opinions of counsel, certificates and other documents referred to in this Agreement which are subject to approval by the Sellers.

         13.1.5. Take such other action on behalf of such Seller (without limitation to the matters specifically described in the preceding clause) at, preceding or after the Closing under this Agreement as such Agents may deem appropriate or desirable to consummate the transactions contemplated by this Agreement.

13.2.    Appointment Irrevocable.

                  The appointment herein of the Agents shall be irrevocable and shall, to the extent permitted by law, continue effective even after the death or incompetence of such Seller. No action taken by any Seller in contradiction to any action taken by the Agents shall be effective. Such Seller may agree with such Agents (separately from this Agreement) as to limitations on the actions to be taken by such Agents, but the authority of the Agents shall be unaffected thereby and the Purchaser and each other party hereto may rely on such Agents' authority contained herein even if they are aware of the terms of such Seller's separate agreement of limitation. Such Seller hereby releases the Agents from, and such Seller agrees to indemnify the Agents against, liability for any action taken or not taken by the Agents in such person's capacity as such agent, except for liability to any Seller for loss which such Seller may suffer resulting from (i) the gross negligence of the Agents in carrying out the agent's duties hereunder or (ii) the breach of any separate written agreement referred to in the third sentence of this Section. The Agents (or, either of them) may resign as such agent of any Seller at any time upon giving notice to such Seller and, if no other Agent shall then be in office, upon the appointment and qualification of such Agent's successor. The Agents may be discharged and replaced by another person to act as Agent by vote of the Sellers holding a majority of the Shares subject to this Agreement.

13.3.    Appointment Binding on Sellers' Successors and Heirs.

                  The agreements and appointment contained in this Article shall be binding upon the Sellers, and the successors and assigns of any Sellers having succession and the heirs, personal representatives and assigns of the individual Sellers who are natural persons.


                           14. DEFAULT BY A SELLER

14.1.    Default by a Seller.

                  If any Seller fails to deliver to Purchaser at the Closing any of the Shares to be sold by such Seller pursuant hereto or otherwise fails to perform any obligation or agreement to be performed or complied with by such Seller at or prior to the Closing, such failure will not relieve the other Sellers of their obligations hereunder and Purchaser, at its option and without prejudice to its rights against any such defaulting Seller, may either
(i) acquire the Shares which it is entitled to acquire hereunder at the Closing from Sellers not defaulting or (ii) refuse to acquire any Shares and thereupon terminate its obligations hereunder.


                  15. NATURE AND SURVIVAL OF REPRESENTATIONS

                  All statements contained in any certificate or other instrument delivered by or on behalf of Sellers or the Company or Purchaser pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed representations and warranties by such parties. All representations, warranties and agreements made by any of Sellers, the Company or Purchaser shall survive the Closing and shall not be limited or invalidated or rendered unenforceable by any investigation or knowledge to the contrary by the party in whose favor the representation, warranty or agreement has been made.


                     16. CONDUCT OF PARTIES AFTER CLOSING

                  Sellers and Purchaser will cooperate upon and after the Closing Date in effecting the orderly transfer of the operations of the Company to Purchaser. In addition, after the Closing Date, at the request of Purchaser, Sellers shall execute and deliver from time to time such further instruments of assignment, conveyance and transfer and shall take such other actions as may be reasonably required to convey and deliver more effectively to Purchaser the Shares or to confirm and perfect Purchaser's title to the Shares, and otherwise to accomplish the orderly transfer of ownership of the Company to Purchaser.

                         17. TERMINATION OF AGREEMENT

17.1.    Termination.

                  Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated by written notice of termination at any time prior to the Closing Date only as follows:

                  (a)      by mutual written consent of Purchaser and Sellers;

                  (b) by a party hereto by giving written notice to the other party of such termination on the Closing Date if, as of the Closing Date, any condition precedent to the performance of the obligations of the party giving such notice shall not have been fulfilled and shall not have been waived by such party; or

                  (c) by a non-defaulting party if a material breach of any representation, warranty, covenant or obligation to such party by another party contained herein shall occur and shall remain uncured (i) for a period of ten (10) days after notice of such breach is given to the defaulting party or (ii) if earlier, at the Closing Date.

17.2.    Consequence of Termination.

                  In the event of the termination of this Agreement pursuant to the provisions of this Article 17, this Agreement shall become null and void and no effect, without any liability on the part of any of the parties hereto.

                              18. MISCELLANEOUS

18.1.    Schedules.

                  Each Schedule referred to herein and listed in the Table of Contents hereof has been delivered to Purchaser by Sellers (except the Schedule of Ancillary Documents, which has been mutually prepared by the parties) and has been identified by a legend thereon referring to this Agreement, signed for purposes of such identification by representatives of the parties. Schedules are not attached hereto.

18.2.    Tax Consequences.

                  It is expressly understood that neither party makes any warranty or representation respecting the income or other tax consequences of this Agreement or the consummation of the transactions contemplated hereby.

18.3.    Notice.

                  All notices and other communications to be given hereunder shall be in writing and shall be deemed to be given only if sent by hand delivery, facsimile, overnight courier or by certified or registered mail, postage prepaid and in each case addressed to the recipient's address set forth in this Section 18.3 (or to such other address as a party may hereinafter designate in writing to the other parties), and provided that any such notice shall be effective upon actual receipt if sent by hand-delivery or facsimile, one business day after dispatching with an overnight courier or two business days after mailing.

                  If to Purchaser:

                           Integrated Systems Consulting Group, Inc.
                           Attn:  Thomas A. Olenzak
                           575 E. Swedesford Road
                           Wayne, PA  19087

                           Telephone:  610-989-7000

                           Facsimile:  610-989-7050

                  with a copy to:

                           Gary Arlen Smith, Esquire
                           Saul, Ewing, Remick & Saul LLP
                           3800 Centre Square West
                           Philadelphia, PA 19102

                           Telephone:  (215) 972-8660
                           Facsimile:  (215) 972-1918


                  If to Sellers:

                           To the addresses set forth on the signature page
                  hereof.

                  With a copy to:

                           Albert D. Pailet, Esquire
                           4800 Hamptden Lane, 7th Floor
                           Bethesda, MD  20814

                           Telephone:  (301) 951-9335
                           Facsimile:  (301) 654-7354

18.4.    Amendments.

                  Neither this Agreement nor any provision hereof may be amended except by an instrument in writing signed by all of the parties.

18.5.    Assignment.

                  No Seller may assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the Purchaser and the Purchaser may not assign its rights or obligations hereunder without the prior written consent of Sellers, except that the Company may assign its rights and obligations hereunder to an affiliate or its nominee.

18.6.    Headings.

                  All headings used in this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.



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

18.7.    Severability.

                  Any provision of this Agreement which is determined to be invalid or unenforceable by a court of competent jurisdiction shall be ineffective to the extent of such invalid or unenforceable provision but shall not invalidate or render unenforceable any of the remaining provisions hereof.

18.8.    Entire Agreement.

                  This Agreement supersedes all prior agreements and understandings by and among the parties and constitutes the entire understanding among the parties hereto with respect to the purchase and sale of the Shares, the parties are not bound by any agreement, understandings, provisions, conditions, representations and warranties other than those specifically set forth in this Agreement.

18.9.    Time.

                  Time is of the essence with respect to all provisions of this Agreement.

18.10.   Parties in Interest.

                  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, and to the extent permitted, their assigns. Nothing in this Agreement is intended to create rights enforceable against any party hereto by any so-called third party beneficiary, and it is expressly intended that no covenant herein shall be enforceable by any employee or former employee or the Company, any party to a contract or other arrangement with the Company or any creditor of the Company.

18.11.   Applicable Law.

                  This Agreement shall be construed under and interpreted in accordance with the laws of the Commonwealth of Pennsylvania.

18.12.   Additional Acts.

                  In addition to the acts contemplated herein, the parties hereby agree to perform, execute, and/or deliver or cause to be performed, executed and/or delivered at Closing any and all such further acts as the parties may agree are necessary to consummate the purchase and sale hereunder.

18.13.   Counterpart Executions.

                  This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed an original for all purposes, and all such counterparts shall collectively constitute but one in the same agreement. Any and all counterparts executed hereunder may be executed by facsimile.




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



                  IN WITNESS WHEREOF, the undersigned parties have executed this Stock Purchase Agreement effective as of the date first above written.


INTEGRATED SYSTEMS CONSULTING           SELLERS:
GROUP, INC.

                                        /s/ Nitin Malhotra
                                        -----------------------------------
By: /s/ David D. Gathman                NITIN MALHOTRA
   --------------------------------     Address:    12821 Shadow Oak Lane
        David D. Gathman                            Fairfax, VA  22033
        Executive Vice President

                                        /s/ Michael Spitalney
                                        -----------------------------------
                                        MICHAEL SPITALNEY
                                        Address:    8 E. Windsor Ave.
                                                    Alexandria, VA  22301

                                        /s/ Douglas J. Stinson
                                        -----------------------------------
                                        DOUGLAS J. STINSON
                                        Address:    10001 Georgian Woods Ct.
                                                    Burke, VA  22015


                                        /s/ Reed Wellman
                                        -----------------------------------
                                        REED WELLMAN
                                        Address:    14006 Red Ash Way
                                                    Rockville, MD  20852


                                        /s/ Robert A. Wenger
                                        -----------------------------------
                                        ROBERT A. WENGER
                                        Address:    10504 Redosier Court
                                                    Bethesda, MD  20814


                               END OF EXECUTIONS